Exhibit 99.1

RAIT Financial Trust Announces Offering of $275 Million of Senior Unsecured Convertible Notes and Expected Repurchase of Up to $75 Million of Common Shares

PHILADELPHIA, PA – April 11, 2007 – RAIT Financial Trust (NYSE: RAS) today announced that it has commenced an offering, subject to market and other conditions, of $275 million aggregate principal amount of senior unsecured convertible notes due 2027 to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. RAIT also expects to grant the initial purchaser an option to purchase up to an additional $50.0 million aggregate principal amount of notes to cover overallotments, if any. The notes will be convertible into cash up to their principal amount and, with respect to the remainder, if any, of the conversion value in excess of such principal amount, at the option of RAIT in cash or RAIT’s common shares.

RAIT expects to use the net proceeds from the offering to repurchase concurrently with the offering up to $75 million of its common shares and to apply the balance, including any amounts not used to repurchase common shares, for general trust purposes, principally investment in its targeted asset classes.

The notes will be sold to qualified institutional buyers by means of a private offering memorandum in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes and the RAIT common shares that may be issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About RAIT Financial Trust

RAIT Financial Trust (“RAIT”), a real estate investment trust (“REIT”), originates secured and unsecured credit facilities including bridge and mezzanine loans, preferred equity investments, trust preferred securities and subordinated debt for private and corporate owners of commercial real estate, REITs and real estate operating companies and their intermediaries throughout the United States and Europe.

RAIT Financial Trust Contact

Andres Viroslav

215-861-7923

aviroslav@raitft.com